Exhibit 99.1

Emmaus Life Sciences Announces Equity Investment from a Corporate Investor

-- Company Enters Into Common Stock Purchase Agreement with Vivozon, Inc. --

Torrance CA, October 29, 2019 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a leader in sickle cell disease treatment, today reported that Vivozon, Inc. has executed a stock purchase agreement for the purchase of 800,000 shares of Emmaus common stock at $3.00 per share for a total equity investment of $2.4 million. The equity investment by Vivozon was made pursuant to Emmaus’ effective S-3 shelf registration statement on file with the Securities and Exchange Commission. The closing of the equity investment is expected to occur on or about October 31, 2019, subject to Korean regulatory approval. The net proceeds from the sale of shares will be used for working capital and general corporate purposes, which may include repayment of indebtedness.

“Emmaus and Vivozon share the same dedication and commitment to improving the lives of patients that can benefit from their therapies and we are delighted that Vivozon has decided to make an equity investment in Emmaus,” said Dr. Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus.

“Vivozon is impressed with the progress Emmaus has made in the commercialization of Endari in the U.S. and its prospects in other international markets and their plans and trials studying the use of the same pharmaceutical grade L-glutamine oral powder used in Endari as a new therapy for treating patients with diverticulosis and diabetes,” said Dr. Doo Lee, Ph.D., Chief Executive Officer and Head of Research & Development at Vivozon.

About Vivozon, Inc.

Based in Seoul, South Korea, Vivozon specializes in the discovery, development and commercialization of small molecule drugs for the treatment of patients with unmet CNS medical needs by applying the innovative approach to rapidly identify the lead compounds using its unique ex vivo/phenotypic screening technology. The company is focused on the development of the safe non-opioid-next-generation pain killer for patients suffering from post-operative, neuropathic, cancer and other causes of pain. Vivozon's lead drug candidate, VVZ-149, is currently in phase 3 clinical trials (U.S.) for the treatment of post-operative pain. Currently, two back-up programs of second and third generation of VVZ-149 are active with many hits and new lead molecules. For more information, visit: http://www.vivozon.com.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmauslifesciences.com.

About Endari® (L-glutamine oral powder)

Indication - Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information - The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

Sickle cell disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with sickle cell disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle cell disease is a significant unmet medical need, affecting approximately one hundred thousand patients in the U.S. and millions worldwide, the majority of which are of African descent. An estimated 1-in-365 African American children are born with sickle cell disease.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected closing of the equity investment and possible future research and development of Emmaus’ product candidates. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the possibility that the closing of the equity investment is delayed, risks and uncertainties inherent in drug research and development and uncertainties related to the company’s working capital and ability to carry on its existing operations and obtain needed financing and other factors previously disclosed in the company’s reports filed with the Securities and Exchange Commission, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and the company assumes no duty to update them.

Company Contact:	Investor Relations Contact:
Emmaus Life Sciences, Inc.	LifeSci Advisors
Joseph (Jay) C. Sherwood III	Bruce Mackle
Chief Financial Officer	(929) 469-3859
(310) 214-0065, Ext. 3005	bmackle@lifesciadvisors.com
jsherwood@emmauslifesciences.com
Media Contacts:
Russo Partners
David Schull or Caroline Cunningham
(858) 717-2310
david.schull@russopartnersllc.com
caroline.cunningham@russopartnersllc.com